Exhibit 99.1

Fair Isaac Announces First Quarter 2009 Results

Earnings per share from continuing operations of $0.25, including net charges related to previously announced cost reductions of $0.12 per share

MINNEAPOLIS--(BUSINESS WIRE)--January 28, 2009--Fair Isaac Corporation (NYSE:FIC), the leading provider of analytics and decision management technology today announced financial results for its first fiscal quarter ended December 31, 2008.

First Quarter Fiscal 2009 Results

The company reported first quarter revenues of $163.5 million in fiscal 2009 versus $190.1 million reported in the prior year period. Income from continuing operations for the first quarter of fiscal 2009 totaled $12.1 million, or $0.25 per diluted share, versus $20.8 million, or $0.41 per diluted share, reported in the prior year period. As previously announced, first quarter results included a $5.7 million after-tax restructuring charge for workforce and facility reductions, or $0.12 cents per diluted share.

“Despite the sustained downturn in the global economy and the markets Fair Isaac serves, we remain focused on executing our strategy and maintaining profitability,” stated Mark Greene, Chief Executive Officer. “Fair Isaac has a strong balance sheet and substantial free cash flow, which gives us agility and flexibility in today’s turbulent financial markets. In addition, we benefit from a global customer base and a broad portfolio of industry-leading solutions for risk management that are particularly relevant in this challenging time."

First Quarter Fiscal 2009 Revenue Highlights

Revenues for first quarter fiscal 2009 across each of the company’s four operating segments were as follows:

  Strategy Machine® Solutions revenues were $87.6 million in the first quarter compared to $97.4 million in the prior year quarter, or a decrease of 10%, primarily due a decline associated with fraud, marketing solutions and collections and recovery, partially offset by an increase in revenues derived from consumer products.
  Scoring Solutions revenues were $34.1 million in the first quarter compared to $42.7 million in the prior year quarter, or a decrease of 20%, primarily due to a decrease in revenues derived from our credit bureau risk scores.
  Professional Services revenues were $27.8 million in the first quarter compared to $36.0 million in the prior year quarter, or a decrease of 23%, primarily due to a decline associated with customized analytic implementation services, collections and recovery services and customer management services partially offset by an increase in revenues derived from tools services.

  Analytic Software Tools revenues increased to $14.0 million in the first quarter compared to $13.9 million in the prior year quarter, essentially flat with the prior year period.

Bookings Highlights from Continuing Operations

The bookings for the first quarter were $52.5 million compared to $92.7 million in the same period last year. The company defines a “new booking” as estimated future contractual revenues, including agreements with perpetual, multi-year and annual terms. Management regards the volume of new bookings achieved as one indicator of future revenues, but they are not comparable to, nor should they be substituted for, an analysis of the company’s revenues.

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents, and investments were $298.8 million at December 31, 2008, as compared to $271.2 million at September 30, 2008. Significant changes in cash and cash equivalents from September 30, 2008 include cash provided by operations of $36.7 million and $3.2 million received from the exercise of stock options and stock issued under an employee stock purchase plan. Cash used during the first quarter includes $5.6 million related to purchases of property and equipment.

Outlook

In light of the continuing uncertainty in the global financial markets and the continued lack of visibility into our clients’ spending intentions, we are not providing guidance at this time.

Company to Host Conference Call

The company will host a webcast today at 5:00 p.m. Eastern Time (4:00 p.m. Central Time/2:00 p.m. Pacific Time) to report its first quarter fiscal 2009 results and provide various strategic and operational updates. The call can be accessed at Fair Isaac's Web site at www.fairisaac.com (follow the instructions on the Investor Relations page). A replay of the webcast will be available through February 28, 2009.

The webcast will also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN's individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson's password-protected event management site, StreetEvents (www.streetevents.com).

About Fair Isaac Corporation

Fair Isaac Corporation (NYSE:FIC) makes decisions smarter. The company’s solutions and technologies for Enterprise Decision Management give businesses the power to automate more processes, and apply more intelligence to every customer interaction. Through increasing the precision, consistency and agility of their decisions, Fair Isaac clients worldwide increase sales, build customer value, cut fraud losses, manage credit risk, reduce operational costs, meet changing compliance demands and enter new markets more profitably. Founded in 1956, Fair Isaac powers hundreds of billions of decisions each year in financial services, insurance, telecommunications, retail, consumer branded goods, healthcare and the public sector. Fair Isaac also helps millions of individuals manage their credit health through the www.myfico.com website. Visit Fair Isaac online at www.fairisaac.com.

Statement Concerning Forward-Looking Information

Except for historical information contained herein, the statements contained in this news release that relate to Fair Isaac or its business are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the success of the Company’s Decision Management strategy and reengineering plan, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, its ability to recruit and retain key technical and managerial personnel, competition, regulatory changes applicable to the use of consumer credit and other data, the failure to realize the anticipated benefits of any acquisitions, continuing material adverse developments in global economic conditions, and other risks described from time to time in Fair Isaac’s SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2008. If any of these risks or uncertainties materializes, Fair Isaac’s results could differ materially from its expectations. Fair Isaac disclaims any intent or obligation to update these forward-looking statements.

Fair Isaac and Strategy Machine are trademarks or registered trademarks of Fair Isaac Corporation in the United States and in other countries.

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters Ended December 31, 2008 and 2007
(In thousands, except per share data)
(Unaudited)

	Quarter Ended
	December 31,
	2008	2007

Revenues	$163,460	$190,106

Operating expenses:
Cost of revenues	59,019	66,972
Research and development	18,121	19,469
Selling, general and administrative	54,769	66,759
Amortization of intangible assets	3,247	3,063
Restructuring	8,078	(445)
Total operating expenses	143,234	155,818
Operating income	20,226	34,288
Other expense, net	(4,057)	(2,128)
Income from continuing operations before income taxes	16,169	32,160
Provision for income taxes	4,059	11,324
Income from continuing operations	12,110	20,836
Loss from discontinued operations	-	(650)
Net income	$12,110	$20,186

Basic earnings (loss) per share:
Continuing operations	$0.25	$0.42
Discontinued operations	-	(0.02)
Total	$0.25	$0.40

Diluted earnings (loss) per share:
Continuing operations	$0.25	$0.41
Discontinued operations	-	(0.02)
Total	$0.25	$0.39

Shares used in computing earnings per share:
Basic	48,478	50,042
Diluted	48,522	51,200

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
December 31, 2008 and September 30, 2008
(In thousands)
(Unaudited)

	December 31,	September 30,
	2008	2008

ASSETS:
Current assets:
Cash and cash equivalents	$157,206	$129,678
Marketable securities	55,174	57,049
Accounts receivable, net	114,395	141,571
Prepaid expenses and other current assets	22,991	23,404
Total current assets	349,766	351,702

Marketable securities and investments	86,449	84,475
Property and equipment, net	44,993	46,360
Goodwill and intangible assets, net	711,089	738,550
Other assets	55,653	54,166
	$1,247,950	$1,275,253

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable and other accrued liabilities	$41,305	$54,837
Accrued compensation and employee benefits	25,527	29,551
Deferred revenue	39,539	38,243
Total current liabilities	106,371	122,631

Revolving line of credit	295,000	295,000
Senior notes	275,000	275,000
Other liabilities	22,015	20,681
Total liabilities	698,386	713,312

Stockholders’ equity	549,564	561,941
	$1,247,950	$1,275,253

FAIR ISAAC CORPORATION
REVENUES BY SEGMENT
For the Quarters Ended December 31, 2008 and 2007
(In thousands)
(Unaudited)

	Quarter Ended
	December 31,
	2008	2007

Strategy machine solutions	$87,575	$97,427
Scoring solutions	34,110	42,727
Professional services	27,824	36,016
Analytic software tools	13,951	13,936
Total revenues	$163,460	$190,106

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Quarters Ended December 31, 2008 and 2007
(In thousands)
(Unaudited)

	Quarter Ended
	December 31,
	2008	2007
Cash flows from operating activities:
Net income	$12,110	$20,186
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,583	9,713
Share-based compensation	5,471	8,093
Changes in operating assets and liabilities	7,159	9,654
Other, net	2,341	390
Net cash provided by operating activities	36,664	48,036

Cash flows from investing activities:
Purchases of property and equipment	(5,554)	(7,440)
Net activity from marketable securities	(1,612)	12,127
Other, net	1,300	1,362
Net cash provided by (used in) investing activities	(5,866)	6,049

Cash flows from financing activities:
Net increase in revolving line of credit	-	20,000
Proceeds from issuances of common stock	3,222	13,214
Repurchases of common stock	-	(82,424)
Other, net	(853)	(306)
Net cash provided by (used in) financing activities	2,369	(49,516)

Effect of exchange rate changes on cash	(5,639)	10

Increase in cash and cash equivalents	27,528	4,579
Cash and cash equivalents, beginning of period	129,678	95,284
Cash and cash equivalents, end of period	$157,206	$99,863

CONTACT:
Fair Isaac Corporation
Investors & Analysts:
John D. Emerick, Jr., 800-213-5542
investorrelations@fairisaac.com